Exhibit 99.1

Press Release Dated October 18, 2017

NEWS RELEASE

October 18, 2017

Farmers Capital Bank Corporation Announces Third Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $5.3 million or $.71 per common share for the third quarter and $13.1 million or $1.75 per common share for the nine months ended September 30, 2017. Net income for the current quarter is up $830 thousand or 18.5% compared to the quarter ended June 30, 2017 and $988 thousand or 22.8% compared to the third quarter of 2016. On a per common share basis, this represents an increase of $.11 and $.13, respectively. Net income for the current nine months compared to the year ago period is down $937 thousand or 6.7%, which represents a decrease of $.12 per common share.

Non-GAAP adjusted net income excludes after-tax expenses related to the Company’s consolidation and integration of its subsidiaries announced during the third quarter of 2016. Non-GAAP adjusted net income for the nine months ended September 30, 2017 was $13.4 million or $1.79 per common share which excludes pre-tax expenses of $472 thousand ($307 thousand after tax) related to the Company’s consolidation of its four bank subsidiaries and data processing subsidiary into one bank. There were no non-GAAP adjustments to net income for the second and third quarters of 2017. Non-GAAP adjusted net income for the three and nine months ended September 30, 2016 was $4.5 million or $.60 per common share and $14.2 million or $1.89 per common share, which excludes pre-tax expenses of $259 thousand ($168 thousand after tax) for both periods. The Company completed the consolidation in February 2017. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

“Pretax income is $18.2 million for the first nine months of 2017 compared with $19.6 million for the first nine months of 2016. This is noteworthy as the prior year period includes $5.5 million in nonrecurring income related to the early extinguishment of debt and a legal settlement. This is primarily due to a number of initiatives put in place in the latter half of 2016 and early 2017,” states Lloyd C. Hillard, Jr., President and Chief Executive Officer. “These include the balance sheet deleveraging transaction in the third quarter of 2016 that has boosted our net interest income and the charter consolidation that occurred in the first quarter of 2017 resulting in lower overall operating costs.”

“Our loan portfolio grew $6.1 million during the quarter, resulting in an overall year-to-date increase of $24.1 million or 2.5%,” says Mr. Hillard. “With growth in three of the previous four quarters, our loan portfolio is up $44.4 million or 4.7% over that period of time. Loans are now $995 million and loan demand remains encouraging.”

A summary of nonperforming assets follows for the periods indicated:

(In thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Nonaccrual loans	$3,949	$4,427	$5,182	$6,423	$6,779
Loans 90 days or more past due and still accruing	32	2	3	-	-
Restructured loans	22,276	22,415	22,551	22,942	23,079
Total nonperforming loans	26,257	26,844	27,736	29,365	29,858

Other real estate owned	6,106	6,187	8,000	10,673	15,336
Total nonperforming assets	$32,363	$33,031	$35,736	$40,038	$45,194

Farmers Capital Bank Corporation   *   Page 1 of 8

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Ratio of total nonperforming loans to total loans	2.6%	2.7%	2.8%	3.0%	3.1%
Impact of restructured loans	(2.2)	(2.3)	(2.3)	(2.3)	(2.4)
Ratio, excluding restructured loans	0.4%	0.4%	0.5%	0.7%	0.7%

Ratio of total nonperforming assets to total assets	1.9%	2.0%	2.1%	2.4%	2.7%
Impact of restructured loans	(1.3)	(1.4)	(1.3)	(1.4)	(1.4)
Ratio, excluding restructured loans	0.6%	0.6%	0.8%	1.0%	1.3%

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at June 30, 2017	$4,427	$22,415	$6,187
Principal paydowns	(170)	(139)	-
Transfers to other real estate owned and other changes, net	(272)	-	248
Charge-offs/write-downs	(36)	-	(235)
Proceeds from sales	-	-	(117)
Net gain on sales	-	-	23
Balance at September 30, 2017	$3,949	$22,276	$6,106

The $478 thousand decline in nonaccrual loans during the quarter was driven mainly by transfers to other real estate owned and principal payments received. The $81 thousand decrease in other real estate owned was mainly driven by impairment charges to adjust carrying amounts to their estimated fair value less cost to sell.

The allowance for loan losses was $9.0 million or 0.91% of loans outstanding at September 30, 2017. At June 30, 2017 and December 31, 2016, the allowance for loan losses was $9.2 million or 0.93% of loans outstanding and $9.3 million or 0.96% of loans outstanding, respectively. Net loan recoveries were $205 thousand and $214 thousand in the current and linked quarters, respectively. Loans were $995 million at quarter-end, an increase of $6.1 million or 0.6% compared with $989 million for the linked quarter.

Third Quarter 2017 Compared to Second Quarter 2017

●

Net income was $5.3 million or $.71 per common share for the third quarter of 2017, up $830 thousand or $.11 per common share compared to the linked quarter. The increase in net income is primarily attributed to higher noninterest income of $525 thousand or 10.3% combined with lower noninterest expense of $638 thousand or 4.8%.

●

Net interest income was up $141 thousand or 1.0% compared with the linked quarter. The increase was driven by higher interest income of $153 thousand or 1.0%, partially offset by higher interest expense of $12 thousand or 1.4%. Interest income on loans increased $175 thousand or 1.4%, which includes the collection of $120 thousand related to two nonaccrual loans that fully paid off during the quarter. The linked quarter included a $73 thousand prepayment fee and the collection of $38 thousand related to a nonaccrual loan that fully paid off during the quarter. Interest income on investment securities declined $143 thousand or 5.6% in the comparison. Interest expense on deposits was up $17 thousand or 3.3% and interest expense on borrowed funds decreased $5 thousand or 1.4% in the comparison.

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Net interest margin was 3.67% for the current quarter, a decrease of two basis points from 3.69% in the linked quarter. Net interest spread was 3.57% and 3.60% in the current and linked quarters, respectively. Overall cost of funds remained unchanged at 0.32%. Net interest margin and spread were positively impacted three basis points each for both the current quarter and the linked quarter related to the collection of interest on the nonaccrual loans and the prepayment fee identified above.

●

The Company recorded a credit to the provision for loan losses of $379 thousand and $499 thousand for the current and linked quarters, respectively. The credit for the current quarter is primarily due to net recoveries of $205 thousand during the quarter. The overall credit quality of the loan portfolio continued to improve during the quarter. Nonperforming, watch list, and impaired loans each declined compared with the linked quarter.

Farmers Capital Bank Corporation   *   Page 2 of 8

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Noninterest income was $5.6 million for the current quarter, up $525 thousand or 10.3% in the comparison. The increase in noninterest income is mainly driven by higher income from company-owned life insurance of $246 thousand, higher trust income of $98 thousand or 15.7%, and higher net gains on the sale of investment securities of $86 thousand. Income from company-owned life insurance in the current quarter includes $245 thousand attributed to a tax-free death benefit received in excess of the cash surrender value. The increase in trust income was mostly attributed to higher estate fees of $65 thousand. Net gain on the sale of investment securities during the current quarter includes $82 thousand related to the sale of stock held in connection with a correspondent banking relationship.

●

Noninterest expenses were $12.7 million, a decrease of $638 thousand or 4.8% compared to the linked quarter primarily due to lower salary and employee benefit expense of $337 thousand or 4.4% and a decline in legal expense of $281 thousand. Salary and benefit expense for the current quarter includes incentive pay accruals of $257 thousand, down from $359 thousand in the linked quarter, related to the Company’s Board-approved incentive payment plans put in place for 2017. These plans include the Company’s executive management team and certain other designated officers throughout the corporation. Salary expense in the linked quarter also includes Board-approved retention payments in the amount of $201 thousand to certain members of management. Legal expenses during the current quarter include the receipt of a $197 thousand insurance payment for reimbursement of expenses previously incurred.

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Income tax expense was $2.1 million for the current quarter, an increase of $354 thousand or 20.6% compared with $1.7 million for the linked quarter. The effective income tax rates were 28.1% and 27.8% for the current and linked quarter, respectively.

Third Quarter 2017 Compared to Third Quarter 2016

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Net income was $5.3 million for the third quarter of 2017, an increase of $988 thousand or 22.8% compared to $4.3 million for the third quarter of 2016. Net income for the current quarter was $.71 on a per common share basis, up $.13 in the comparison. The increase in net income was driven by higher net interest income of $1.3 million or 10.0%. The credit to the provision for loan losses increased $189 thousand. Noninterest income and noninterest expenses were down $5.1 million and $5.2 million, respectively, in the comparison.

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There were no consolidation expenses in the third quarter of 2017. For the three months ended September 30, 2016, non-GAAP adjusted net income was $4.5 million or $.60 per common share, which excludes after-tax consolidation expenses of $168 thousand. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

●

The increase in net interest income of $1.3 million was driven by lower interest expense of $916 thousand or 50.6%, combined with higher interest income of $364 thousand or 2.5%. Interest expense on deposits and borrowed funds declined $38 thousand or 6.6% and $878 thousand or 71.3%, respectively. Interest income on loans was up $567 thousand or 4.8%. The current quarter includes the collection of $120 thousand related to two nonaccrual loans that fully paid off during the quarter. Interest income on investment securities was down $369 thousand or 13.2%.

●

The decline in interest income on investment securities and interest expense on borrowed funds is primarily a result of lower average balances of investment securities and long-term borrowings. As part of its balance sheet deleveraging transaction during September 2016, the Company used excess cash and proceeds from the sale of investment securities to fund the early repayment of $100 million of high fixed-rate borrowings.

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Net interest margin was 3.67% for the current quarter, up 44 basis points compared with 3.23% a year earlier. Net interest spread was 3.57% and 3.07% in the current and year-ago quarters, respectively. Overall cost of funds decreased 28 basis points to 0.32%, mainly as a result of the balance sheet deleveraging transaction discussed above. Net interest margin and spread for the current quarter were also positively impacted three basis points from collection of interest on the nonaccrual commercial real estate loan identified above.

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The company recorded a credit to the provision for loan losses of $379 thousand and $190 thousand for the current and year-ago quarters, respectively. The credit to the provision for the current quarter was driven by net recoveries of $205 thousand. Overall credit quality trends remain positive and have continued to improve. Nonperforming, watch list, and impaired loans each declined compared with the year-ago quarter. Historical loss rates continued to improve as a result of lower recent charge-off activity.

Farmers Capital Bank Corporation   *   Page 3 of 8

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Noninterest income was $5.6 million, down $5.1 million or 47.8% in the comparison. The decline was driven by net gains on the sale of investment securities during the prior-year quarter of $3.8 million related to the balance sheet deleveraging transaction discussed above, and a $1.4 million payment received in the third quarter of 2016 related to a litigation settlement.

●

Other significant changes to components of noninterest income include a decline in allotment processing fees of $117 thousand or 14.4%, mainly due to lower processing volume. Net gains on the sale of mortgage loans were down $101 thousand or 37.0%, related to lower sales volume of $3.4 million or 32.8%. Nondeposit service charges, commission, and fees decreased $99 thousand or 6.8% due to small declines across several line items. Income from company-owned life insurance increased $238 thousand in the comparison, primarily attributed to a tax-free death benefit received in excess of the cash surrender value of $245 thousand during the current quarter.

●

Noninterest expenses were $12.7 million for the current quarter, down $5.2 million or 29.0% compared to the year-ago quarter. The decrease was primarily the result of the $3.8 million loss related to the early extinguishment of debt during the third quarter of 2016 as discussed above, and lower salaries and employee benefits expense of $501 thousand or 6.4%. The decline in salary and employee benefit expense was driven by lower employee benefits of $338 thousand or 22.8%, mostly due to the reduction in workforce resulting in lower claims activity related to the Company’s self-funded health insurance plan. Salaries and related payroll taxes were down $163 thousand or 2.6% driven by the reduction in workforce compared to the prior year. Salaries and related payroll taxes declined even when factoring in $257 thousand of incentive pay accruals in the current quarter.

●

Other significant changes to components of noninterest expense include lower legal expenses of $264 thousand, driven by the receipt of a $197 thousand insurance payment during the current quarter as reimbursement for expenses previously incurred. Expenses related to repossessed real estate were down $138 thousand or 30.4%. The decline was the result of lower write-downs of $364 thousand or 60.8%, partially offset by a lower net gain on the sale of properties of $132 thousand and higher maintenance and operating costs of $94 thousand. Deposit insurance expense was down $98 thousand or 43.2% due to a combination of further improvement in the risk ratings at the Company’s subsidiary bank and lower assessment rates.

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Income tax expense was $2.1 million for the current quarter, an increase of $516 thousand compared to $1.6 million for the third quarter of 2016. The effective income tax rates were 28.1% and 26.5% for the current and year-ago quarters, respectively. The increase in the effective income tax rate is mainly attributed to higher pretax income and a higher mix of taxable versus tax-exempt sources of revenue.

Nine-month Comparison

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Net income was $13.1 million for the first nine months of 2017, a decrease of $937 thousand or 6.7% compared to $14.1 million for the first nine months of 2016. On a per common share basis, net income was $1.75, down $.12 or 6.4% in the comparison. The decline in net income is primarily attributed to lower noninterest income of $9.9 million or 38.1%, partially offset by lower noninterest expense of $6.6 million or 14.3%. Net interest income was up $2.4 million or 6.2% in the comparison. The credit to the provision for loan losses decreased $521 thousand.

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Non-GAAP adjusted net income was $13.4 million or $1.79 per common share for the nine months ended September 30, 2017 and $14.2 million or $1.89 per common share for the first nine months of 2016. Non-GAAP adjusted net income excludes after-tax consolidation expenses of $307 thousand and $168 thousand for the current and prior-year periods, respectively. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

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Net interest income increased $2.4 million or 6.2% in the nine-month comparison. The increase was driven by lower interest expense of $3.1 million or 53.8%, partially offset by a decline in interest income of $730 thousand or 1.6%. Interest expense on deposits and borrowed funds were down $227 thousand or 12.5% and $2.9 million or 72.7%, respectively. Interest income on investment securities decreased $1.5 million or 16.6%. Interest income on loans was up $469 thousand or 1.3%, boosted by a $73 thousand prepayment fee and the collection of $158 thousand related to three nonaccrual loans that fully paid off during the period. The prior year includes the collection of $236 thousand related to a nonaccrual loan that fully paid off during the year-ago first quarter.

Farmers Capital Bank Corporation   *   Page 4 of 8

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The decline in interest income on investment securities and interest expense on borrowed funds is primarily a result of lower average balances of investment securities and long-term borrowings. As part of its balance sheet deleveraging transaction during 2016, the Company used excess cash and proceeds from the sale of investment securities to fund the early repayment of $100 million of high fixed-rate borrowings.

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Net interest margin was 3.65% for the first nine months of 2017, up 36 basis points compared with 3.29% a year earlier. Net interest spread was 3.55% and 3.13% in the current and year-ago periods, respectively. Overall cost of funds decreased 30 basis points to 0.33%. Net interest margin and spread were positively impacted two basis points each in both nine month periods related to the collection of interest on the nonaccrual loans and the prepayment fee identified above.

●

The company recorded a credit to the provision for loan losses of $298 thousand and $819 thousand in the first nine months of 2017 and 2016, respectively. The credit in the current period was driven by lower historical loss rates and a decline in specific reserves on impaired loans of $160 thousand or 5.4%. Nonperforming, watch list, and impaired loans each declined in the comparison. Historical loss rates continued to improve as lower recent charge-off activity has replaced higher levels that had been included in the early part of the Company’s look-back period used in its allowance for loan losses methodology.

●

Noninterest income was $16.0 million, down $9.9 million or 38.1% in the comparison. The decline is mainly attributed to the $4.1 million gain during the first quarter of 2016 related to the early extinguishment of debt, lower net gains on the sale of investment securities of $3.9 million due to the balance sheet deleveraging transaction during 2016 discussed above, and $1.5 million in payments received during 2016 related to a litigation settlement.

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Other significant changes to components of noninterest income include a decline in allotment processing fees of $445 thousand or 17.8% due primarily to lower processing volume. Net gains on the sale of mortgage loans were down $180 thousand or 25.9%, mainly related to lower sales volume of $6.6 million or 24.4%. Nondeposit service charges, commissions, and fees decreased $113 thousand or 2.7%, due to small declines across several line items.

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Service charges and fees on deposits increased $171 thousand or 2.9%, primarily driven by higher service charges related to demand deposits and savings accounts of $136 thousand or 19.6% and $52 thousand or 75.2%, respectively. Income from company-owned life insurance was up $138 thousand or 17.6%, which is mainly attributed to the tax-free death benefits received in excess of the cash surrender value of $245 thousand during the current period, compared to $81 thousand during the prior year.

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Noninterest expenses were $39.6 million in the current nine months, which include $472 thousand related to the consolidation of the Company’s subsidiaries. Compared to the first nine months of 2016, noninterest expenses were down $6.6 million or 14.3%. The decrease was primarily the result of the $3.8 million loss related to the early extinguishment of debt recorded in the third quarter of 2016 as discussed above.

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Salaries and employee benefits expense declined $872 thousand or 3.7%, driven by lower employee benefits of $1.1 million or 25.7%, primarily related to a curtailment gain of $351 thousand recorded in the first quarter as a result of revaluing the Company’s postretirement benefits plan liability and lower claims activity related to the Company’s self-funded health insurance plan each due to a reduction in workforce. Salaries and related payroll taxes increased $200 thousand or 1.0%, which resulted from incentive pay accruals and severance pay expense of $831 thousand and $301 thousand, respectively. Salary expense also includes retention payments during the second quarter of 2017 in the amount of $201 thousand to certain members of management. There were no similar expenses during the first nine months of 2016.

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Expenses related to repossessed real estate were down $750 thousand or 51.2%, primarily as a result of lower write-downs of $746 thousand or 56.0%. Deposit insurance expense decreased $409 thousand or 50.8%, due to a combination of further improvement in the risk ratings at the Company’s subsidiary bank and lower assessment rates. Legal expenses were down $330 thousand, led by the receipt of a $197 thousand insurance payment during the third quarter of 2017 as reimbursement for expenses previously incurred. Directors’ fees declined $129 thousand or 25.7%, mainly attributable to having fewer boards of directors due to the consolidation of subsidiaries during the first quarter of 2017. Data processing and communications expense was up $94 thousand or 2.8%, primarily due to $127 thousand of expense in the current year related to the consolidation of subsidiaries.

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Income tax expense was $5.1 million for the current nine months, a decrease of $436 thousand compared to $5.5 million for 2016. The effective income tax rates were 27.9% and 28.2% for the current and year-ago periods, respectively.

Farmers Capital Bank Corporation   *   Page 5 of 8

Balance Sheet

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Total assets were $1.7 billion at September 30, 2017, an increase of $7.6 million or 0.5% from June 30, 2017. Cash and cash equivalents increased $19.6 million or 20.0% and loans were up $6.1 million or 0.6%. Investment securities are down $16.1 million or 3.5%.

●	The $6.1 million or 0.6% increase in loans was led by real estate development and commercial loans.
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The allowance for loan losses was $9.0 million or 0.91% of loans outstanding at September 30, 2017 compared with $9.2 million or 0.93% at June 30, 2017. The $174 thousand decrease in the allowance was the result of a credit to the provision for loan losses of $379 thousand, partially offset by net recoveries of $205 thousand during the quarter. Net loan recoveries as a percentage of outstanding loans were 0.02% in the current quarter.

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Total nonperforming assets were $32.4 million, a decrease of $668 thousand or 2.0% for the quarter. Nonperforming loans declined $587 thousand or 2.2% during the quarter, led by a $478 thousand or 10.8% decrease in nonaccrual loans. The ratio of nonperforming loans to loans outstanding improved to 2.6% from 2.7% at June 30, 2017. Other real estate owned was $6.1 million at quarter-end, a decrease of $81 thousand. Write-downs and sales activity were partially offset by additions during the quarter.

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Total deposits were $1.4 billion at quarter-end, up $9.0 million or 0.7% in the linked quarter comparison. Noninterest bearing and interest bearing deposits increased $6.9 million or 2.0% and $2.1 million or 0.2%, respectively.

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Securities sold under agreements to repurchase were up $3.0 million or 9.1% to $35.5 million. Other borrowings were down $10.0 million or 21.3% in the comparison due to the maturity of $10.0 million of Federal Home Loan Bank advances during the quarter.

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Shareholders’ equity was $198 million, up $4.8 million or 2.5% for the quarter. The increase was due primarily to net income of $5.3 million and other comprehensive income of $126 thousand, partially offset by dividends declared on common stock of $751 thousand.

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On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for the Company’s subsidiary bank, United Bank & Capital Trust Company, exceeds “well-capitalized.”

Use of Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), the financial information in this release contains non-GAAP financial measures, including adjusted net income and adjusted net income per common share. Adjusted net income and adjusted net income per common share for the three and nine months ended September 30, 2016 and the nine months ended September 30, 2017 reflect adjustments for expenses incurred in connection with the Company’s consolidation and integration of its subsidiaries announced during the third quarter of 2016. There were no similar expenses during the second and third quarters of 2017. Management believes providing these non-GAAP adjusted financial measures, combined with the primary GAAP presentation of net income and net income per common share, to be useful for investors to understand the Company’s results of operations in comparison to prior periods. It also considers them to be important supplemental measures of the Company’s performance. The non-GAAP financial measures should not be considered superior to, or a substitute for, financial measures calculated in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and non-GAAP adjusted net income per common share is included in the tables below.

Farmers Capital Bank Corporation   *   Page 6 of 8

The Company’s methods for determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to methods used by other companies.

Reconcilement of Non-GAAP Financial Measures

(In thousands, except per share data)
	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Net income	$5,312	$4,482	$4,324	$13,123	$14,060
Adjustments[1]:
Noninterest expense
Severance costs	-	-	-	195	-
Data processing and systems integration	-	-	80	95	80
Other	-	-	88	17	88
Adjusted net income	$5,312	$4,482	$4,492	$13,430	$14,228

Basic and diluted net income per common share	$.71	$.60	$.58	$1.75	$1.87
Adjustments[1]:
Noninterest expense
Severance costs	-	-	-	.03	-
Data processing and systems integration	-	-	.01	.01	.01
Other	-	-	.01	-	.01
Adjusted basic and diluted net income per common share	$.71	$.60	$.60	$1.79	$1.89

1All adjustments are net of tax using the marginal corporate Federal tax rate of 35%.

Farmers Capital Bank Corporation is a bank holding company with one bank subsidiary, United Bank & Capital Trust Company. The Company is headquartered in Frankfort, Kentucky and operates 34 banking locations in 21 communities throughout Central and Northern Kentucky, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, retention of key personnel, and the capability of the Company to successfully enter into, close, and realize the benefits of anticipated transactions. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation   *   Page 7 of 8

Consolidated Financial Highlights-Unaudited

(In thousands except per share data)
	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Interest income	$14,983	$14,830	$14,619	$44,192	$44,922
Interest expense	893	881	1,809	2,690	5,827
Net interest income	14,090	13,949	12,810	41,502	39,095
Provision for loan losses	(379)	(499)	(190)	(298)	(819)
Net interest income after provision for loan losses	14,469	14,448	13,000	41,800	39,914
Noninterest income	5,627	5,102	10,772	15,980	25,835
Noninterest expenses	12,708	13,346	17,888	39,583	46,179
Income before income tax expense	7,388	6,204	5,884	18,197	19,570
Income tax expense	2,076	1,722	1,560	5,074	5,510
Net income	$5,312	$4,482	$4,324	$13,123	$14,060

Basic and diluted net income per common share	$.71	$.60	$.58	$1.75	$1.87
Cash dividends declared per common share	.10	.10	.07	.30	.21

Averages
Loans, net of unearned interest	$991,579	$983,139	$948,734	$983,281	$955,417
Total assets	1,670,704	1,660,207	1,753,761	1,665,968	1,761,777
Deposits	1,367,236	1,362,179	1,362,241	1,367,153	1,364,209
Shareholders’ equity	195,653	190,758	189,573	190,756	185,262

Weighted average common shares outstanding – basic and diluted	7,514	7,512	7,505	7,512	7,503

Return on average assets	1.26%	1.09%	.98%	1.05%	1.07%
Return on average equity	10.77%	9.45%	9.07%	9.20%	10.14%

	September 30, 2017	June 30, 2017	December 31, 2016
Cash and cash equivalents	$117,608	$98,014	$113,534
Investment securities	450,963	467,081	484,352
Loans, net of allowance of $9,048, $9,222 and $9,344	986,063	979,827	961,631
Other assets	105,342	107,418	111,513
Total assets	$1,659,976	$1,652,340	$1,671,030

Deposits	$1,361,824	$1,352,838	$1,369,907
Securities sold under agreements to repurchase	35,537	32,569	36,370
Other borrowings	37,027	47,068	52,152
Other liabilities	27,940	26,989	28,535
Total liabilities	1,462,328	1,459,464	1,486,964

Shareholders’ equity	197,648	192,876	184,066
Total liabilities and shareholders’ equity	$1,659,976	$1,652,340	$1,671,030

End of period tangible book value per common share[1]	$26.30	$25.67	$24.51
End of period per common share closing price	42.05	38.55	42.05

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

Farmers Capital Bank Corporation   *   Page 8 of 8